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                                                                    Exhibit 10.4

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS Employment Agreement (the "Agreement"), as amended and restated as of August 1, 2002, was initially made as of the 1st day of April 2002 (the "Effective Date") by and between Applied Extrusion Technologies, Inc., a Delaware corporation (the "Employer"), and David N. Terhune (the "Executive").

                                    RECITALS

     1. The Executive is currently employed by the Employer as its Chief Operating Officer and Executive Vice President pursuant to an Employment Agreement dated as of April 1, 1999, as in effect on the date hereof (the "Prior Employment Agreement").

     2. The Prior Employment Agreement provides that, on or after March 31, 2003, the Prior Employment Agreement continues in effect from year to year unless either the Executive or the Employer gives notice to the other that such continuation should not occur.

     3. The Employer desires to continue to employ the Executive and to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities.

     4. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to continue to be employed by the Employer and to agree with the Employer as further provided herein.

           NOW THEREFORE, the parties hereto hereby agree as follows:

1. Employment. The Employer shall continue to employ the Executive, and the Executive shall continue to perform services for and continue in the employment of the Employer, for the period (the "Employment Period") beginning on the Effective Date and ending on August 1, 2005, subject to extension as set forth herein (such date, as from time to time in effect, being referred to herein as the "Expiration Date"); provided, however, that, unless either the Employer or the Executive shall give notice to the other (which notice may be given in the sole discretion of either party hereto) no later than 90 days prior to the then-current Expiration Date (the "Current Expiration Date") that such party does not wish to have the Employment Period extended for another year past the Current Expiration Date, then, at the close of business on such date which is 90 days prior to the Current Expiration Date, the Expiration Date shall automatically become the date which is exactly one year after the Current Expiration Date; and provided, further, that the employment of the Executive by the Employer may be terminated prior to the Expiration Date in accordance with all of the terms and conditions hereof.

2. Capacity. During such time as the Executive is employed by the Employer hereunder:

     (a) Position and Duties. The Executive shall serve on a full-time basis in the capacity of the Chief Operating Officer and Executive Vice President, shall report to the Chief

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Executive Officer of the Employer (the "Chief Executive Officer") and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with his position and experience, as may from time to time be prescribed by the Chief Executive Officer. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Employer.

     (b) Certain Resignations. Should Executive's employment hereunder terminate for any reason, Executive agrees to resign from the board of directors of each subsidiary or affiliate of the Employer on which the Executive is then serving, immediately upon the receipt of a request for such resignation from the Chief Executive Officer, if the Employer has paid all amounts owed to the Executive by virtue of the termination of his employment and is not otherwise then in default hereunder.

3.   Compensation.

     (a) Salary. During each year of the Employment Period, the Executive shall receive an annual salary (the "Salary") of $407,000; provided, however, that effective April 1, 2003, and on each April 1 thereafter, the Salary then in effect shall be increased by the greater of (i) such increase as the Board of Directors of the Employer (the "Board') may specify in its sole discretion or
(ii) an amount equal to the then-current Salary multiplied by the percentage increase (if any) in the Consumer Price Index for All Urban Consumers (CPI-U) - U.S. City Average during the immediately preceding calendar year.

     (b) Incentive Bonus. During each year of the Employment Period, the Executive shall be eligible to receive an incentive bonus (the "Bonus") based upon criteria that are defined annually by the Employer and will be targeted at 50% of Salary, with a maximum payout potential of 100% of Salary.

     (c) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Employer consistent with past practices.

     (d) Fringe Benefits. During the Employment Period, (i) the Executive shall be entitled to participate in or receive benefits under each disability insurance, health, pension, retirement and accident plan or arrangement made generally available by the Employer to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, (ii) the Executive shall also be entitled to payments pursuant to the supplemental executive retirement plan, as amended and restated as of August 1, 2002, as amended and restated from time to time (the "SERP"), provided that the terms of the SERP applicable to the Executive shall be no less favorable to the Executive than those in effect as of August 1, 2002, and (iii) the Employer shall provide to the Executive, or at Executive's election reimburse the Executive on an after tax basis for the cost of, (A) disability insurance providing not less than 65% Salary replacement until age 65, and (B) insurance protection over the Executive's life providing death benefits of not less than $1,875,000 payable to such person as the Executive shall have designated in a notice filed with

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the Employer (the "Designee"), or, if no such person shall have been designated, to his estate (the "Estate"), in each case consistent with the Employer's past practices regarding such insurance for executives.

     (e) Additional Benefits. Without limiting the generality of the foregoing, during the Employment Period:

     (i) the Executive shall be furnished with either an automobile, of a make and year reasonably satisfactory to the Employer and the Executive and consistent with the past practices of the Employer and the Executive in this regard, either owned or leased by the Employer or an automobile allowance sufficient to permit the Executive to obtain the use of such an automobile, the choice of providing such automobile or allowance to be at the sole discretion of the Employer;

     (ii) the Employer shall either pay the Executive's membership expenses (including fees and dues), or otherwise make available to the Executive at no cost to the Executive, membership at clubs chosen by the Executive with the consent of the Employer (not to be unreasonably withheld); and

     (iii) the Executive shall be entitled to a physical examination each calendar year by the doctor who is the Executive's primary care physician, either pursuant to the Employer's health or other plans or otherwise at the expense of the Employer.

     (f) Change of control. If a "Change of control" (as such term is defined and set forth in Exhibit A hereto) shall occur, then (i) all stock options previously granted to the Executive which, by their terms, have not yet vested, shall immediately vest and become exercisable, and shall remain exercisable until the earlier of the Benefits Termination Date, or the expiration date of the related stock option grant, regardless of employment status, (ii) with respect to the SERP previously granted to the Executive, (A) all benefits associated with such SERP which, by their terms, have not yet vested, shall immediately vest and (B) the Executive, upon termination for any reason, shall be entitled to withdraw his full supplemental retirement benefits as if he were 60 years of age, and (iii) the Executive shall be entitled to carry out Executive's duties and responsibilities hereunder primarily from Executive's current office in New Castle, Delaware (or another facility serving such purpose and located within 15 miles of such current office) and will not be required to locate his primary place of business outside such area without his consent (which may be given or withheld in his sole discretion).

     4.   Termination and Compensation Thereon.

     (a) Termination Date. As used herein, the term (i) "Termination Date" shall mean the earlier of (A) the Expiration Date or (B) if the Executive's employment is terminated (1) by his death, the date of his death, or (2) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship, and (ii) "Benefits Termination Date" shall mean the later of (A) the Expiration Date or (B) the date which is exactly three years after the Termination Date. The Employment Period shall terminate on the Termination Date; provided, however, that, unless the

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Executive's employment is terminated pursuant to Section 4(d) or 4(g) hereof, the Expiration Date shall not be changed to the Termination Date if the Executive's employment hereunder terminates on a date other than the Expiration Date, and, if the Executive's employment is terminated pursuant to Section 4(d) or 4(g) hereof, the Expiration Date shall automatically be changed and shall become the Termination Date.

     (b) Death. The Executive's employment hereunder shall terminate upon his death. In such event, the Employer shall pay to the Designee or, if no such person shall have been designated, the Estate, as applicable, (i) as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date, together with an amount equal to the Average Bonus (pro rated for the period from the beginning of the fiscal year through the Termination Date) for the fiscal year in which the Executive's death occurs, and (ii) as of the Termination Date, the Executive shall be deemed for all vesting requirements contained in any of the Employer's benefit plans, programs and offerings in which the Executive is participating on the Termination Date (including without limitation with respect to any SERP or other benefits and any unvested stock options) to have been employed by the Employer until the Expiration Date, with all vested stock options remaining exercisable until the Benefits Termination Date, provided they do not expire. For purposes of this Agreement, the "Average Bonus" shall mean, with respect to any fiscal year of the Company, the greater of (A) the Bonus accrued by the Employer as payable to the Executive with respect to the fiscal year immediately preceding the Termination Date or (B) 25% of the Salary payable in such fiscal year.

     (c) Incapacity. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall for at least six consecutive months during the term of this Agreement have been unable to perform his duties under this Agreement on a full-time basis, the Employer by action of the Board, may terminate the Executive's employment hereunder by notice to the Executive. In such event, (i) the Employer shall pay the Executive as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date, together with an amount equal to the Average Bonus (pro rated for the period from the beginning of the fiscal year through the Termination Date) for the fiscal year in which the Termination Date occurs, (ii) during the period beginning on the Termination Date and ending on the Benefits Termination Date, shall extend to Executive the applicable fringe benefits referred to in Sections 3(d)(i), 3(d)(ii), 3(d)(iii)(B) and 3(e) hereof (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans), and (iii) as of the Termination Date, the Executive shall be deemed for all vesting requirements contained in any of the Employer's benefit plans, programs or offerings in which the Executive is participating on the Termination Date (including without limitation with respect to any SERP or other benefits and any unvested stock options) to have been employed by the Employer until the Expiration Date, with all vested stock options remaining exercisable until the Benefits Termination Date, provided they do not expire. Any dispute between the Board and the Executive with respect to the Executive's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board and the Executive, whose decision shall be binding on all parties.

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     (d) Termination by the Employer for Cause. The Employer may terminate the
Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (i) other than by reason of Executive's incapacity under
Section 4(c) above, willful conduct by the Executive demonstrating gross misconduct and gross unfitness to serve and which has caused material harm to the business or interests of the Employer, or (ii) the Executive's conviction of, or entry into a consent decree or substantially similar arrangement in connection with, a felony crime involving fraud, dishonesty or other conduct which materially and adversely affects the Employer. If the Executive's employment is terminated pursuant to this Section 4(d), the Employer shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, Bonus and benefits accrued through the Termination Date. For purposes of this Section 4(d), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him knowingly and with the intent that such action or inaction would not be in the best interests of the Employer or otherwise was done or omitted to be done in bad faith or with reckless disregard for the best interests of the Employer.

     (e) Termination by the Employer Other Than for Death, Incapacity or Cause. The Employer may terminate the Executive's employment hereunder, other than pursuant to Section 4(b) (relating to death), Section 4(c) (relating to incapacity), or Section 4(d) (relating to Cause), at any time. In the event of such termination, or if the Executive's employment hereunder shall terminate on the Expiration Date because the Employer has given the notice contemplated by the first proviso to Section 1 hereof, then the Employer (i) shall pay the Executive (A) as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date, together with an amount equal to the Average Bonus (pro rated for the period from the beginning of the fiscal year through the Termination Date) for the fiscal year in which the Termination Date occurs, and (B) a lump sum payment, within 60 days after the Termination Date, equal to the aggregate amount of Salary and Average Bonus that would have been payable to the Executive over the period from the Termination Date to the Benefits Termination Date if the Executive had continued to be employed by the Employer through the Benefits Termination Date and received Salary and Average Bonus for periods after the Termination Date based upon the Salary he would have received under Section 3(a) if this Agreement was extended through the Benefits Termination Date (but excluding any cost of living or discretionary increases under clauses (i) or
(ii) of Section 3(a) that would have occurred after the Termination Date), and
(ii) during the period beginning on the Termination Date and ending on the Benefits Termination Date, shall extend to Executive the applicable fringe benefits referred to in Sections 3(d) and 3(e) hereof on the terms referred to therein (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans). In addition, as of the Termination Date, the Executive shall be deemed for all vesting requirements contained in any of the Employer's benefit plans, programs or offerings in which the Executive is participating on the Termination Date (including without limitation with respect to any SERP or other benefits and any unvested stock options) to have been employed by the Employer until the Expiration Date, with all vested stock options remaining exercisable until the Benefits Termination Date, provided they do not expire.

     (f) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon notice to the Employer setting forth in reasonable

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detail the nature of such Good Reason. The following shall constitute "Good
Reason" for termination by the Executive if the same has not been cured within 30 days after written notice to the Chairman by the Executive:

     (i) Failure of the Employer to continue the Executive in the position of Chief Operating Officer and Executive Vice President;

     (ii) Material diminution in the nature or scope of the Executive's responsibilities, duties or authority; or

     (iii) Failure to pay Executive on a timely basis, or any other material breach by the Employer of Section 2 or 3 hereof.

In event of termination in accordance with this Section 4(f), then the Employer
(i) shall pay to the Executive (A) as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date, together with an amount equal to the Average Bonus (pro rated for the period from the beginning of the fiscal year through the Termination Date) for the fiscal year in which the Termination Date occurs, and (B) a lump sum payment, within 60 days after the Termination Date, equal to the aggregate amount of Salary and Average Bonus that would have been payable to the Executive over the period from the Termination Date to the Benefits Termination Date if the Executive had continued to be employed by the Employer through the Benefits Termination Date and received Salary and Average Bonus for periods after the Termination Date based upon the Salary he would have received under Section 3(a) if this Agreement was extended through the Benefits Termination Date (but excluding any cost of living or discretionary increases under clauses (i) or (ii) of Section 3(a) that would have occurred after the Termination Date), and (ii) during the period beginning on the Termination Date and ending on the Benefits Termination Date, shall extend to Executive the applicable fringe benefits referred to in Sections 3(d) and 3(e) hereof on the terms referred to therein (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans). In addition, as of the Termination Date, the Executive shall be deemed for all vesting requirements contained in any of the Employer's benefit plans, programs or offerings in which the Executive is participating on the Termination Date (including without limitation with respect to any SERP or other benefits and any unvested stock options) to have been employed by the Employer until the Expiration Date, with all vested stock options remaining exercisable until the Benefits Termination Date, provided they do not expire.

     (g) Termination by the Executive Other Than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason. In the event of termination of the Executive's employment pursuant to this Section 4(g), or if the Executive's employment hereunder shall terminate on the Expiration Date because the Executive has given the notice contemplated by the first proviso to
Section 1 hereof, the Employer shall have no further obligations to the Executive hereunder after the Termination Date, except for an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date.

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     (h) Effect of Termination. This Section 4 sets forth all obligations of the
Employer to the Executive upon termination of his employment hereunder;
provided, however, that the benefits provided hereunder shall be in addition to, and not in lieu of, any benefits provided to the Executive by the Employer under any plan in which the Executive participates, including without limitation any stock option or SERP or benefit, including that benefit referenced in Exhibit A of this Agreement but excluding any severance plans or policies administered by the Employer. The provisions of this Section 4 and of Sections 5, 6, 7, 8, 10, 11, 12 and 17 hereof shall survive the Termination Date.

     (i) Consulting Services. Following termination of his employment hereunder pursuant to the provisions of Section 4(e) or 4(f) hereof, and in partial consideration for the payments provided pursuant thereto, during the period from the Termination Date until the Benefits Termination Date, Executive shall provide to Employer up to one day per month of consulting services as reasonably requested by Employer. Such consulting services shall be provided from locations and at times reasonably acceptable to Executive in his sole discretion. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in connection with the provision of consulting services to Employer.

5. Nondisclosure and Nonuse of Confidential Information. Executive shall not disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any Confidential Information (as defined below) relating to the business conducted by the Employer. Executive understands that this restriction shall continue to apply after Executive's employment terminates, regardless of the reason for such termination, and after the expiration or other termination of this Agreement. "Confidential Information" means all confidential, proprietary or other information relating to the Employer and its subsidiaries and affiliates and their businesses, and includes without limitation all such information relating to (i) the development, research, testing, manufacturing and marketing activities of the Employer, (ii) the products manufactured, sold or distributed by the Employer, (iii) the costs, sources of supply and strategic plans of the Employer, (iv) the identity and special needs of the customers of the Employer, (v) the financial arrangements and capital structure of the Employer, (vi) the management and operation of the Employer and (vii) people and organizations with whom the Employer has business relationships and those relationships. Confidential Information also includes comparable information that the Employer may receive or has received belonging to customers or others who do business with the Employer. Confidential Information shall not include information which (A) is publicly known, or becomes publicly known through no fault of Executive or (B) is generally known or readily obtainable by the public.

6. Restricted Activities. Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Employer. While Executive is employed by the Employer and for two (2) years after the Benefits Termination Date (or, in the event the Executive's employment is terminated pursuant to Section 4(d), 4(g), or if the Executive's employment hereunder shall terminate on the Expiration Date because the Executive has given the notice contemplated by the first proviso to Section 1 hereof, for two (2) years after the Termination Date) (as applicable, the "Restricted Period"), Executive shall not, directly or indirectly, whether as owner, partner,

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investor, consultant, agent, employee, co-venturer or otherwise, engage in any activity that is competitive or potentially competitive with the business of the Employer as conducted at any time during Executive's employment without the Employer's written consent, which consent shall not be unreasonably withheld. Executive understands that these restrictions shall continue to apply even if this Agreement expires or otherwise terminates. The foregoing restriction shall not prevent Executive from owing 5% or less of the equity securities of any publicly traded company or from accepting employment from or providing consulting services to any person who does not compete with the Employer. In addition, during the Restricted Period, the Employee shall not, either himself or through any agent, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Employer), intentionally solicit, endeavor to entice away from the Employer, or otherwise interfere with the relationship of the Employer, with any individual who the Employee knows is employed by, or otherwise is engaged to perform services for, the Employer or any person or entity who the Employee knows is, or was within the then most recent twenty-four month period prior to the Termination Date, a customer or client of the Employer.

7. Documents and Material. Upon termination of Executive's employment with the Employer or at any other time upon the Employer's request, Executive will promptly deliver to the Employer, without retaining any copies, all documents and other materials furnished to Executive by the Employer, prepared by Executive for the Employer or otherwise relating to the Employer's business, if and to the extent that the information therein constitutes Confidential Information.

8. Relief, Interpretation. Executive agrees that the Employer shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by him of the covenants and agreements contained in Sections 5, 6 and 7 hereof without having to post bond. In the event that any provision of Sections 5, 6 and 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. For purposes of Sections 5, 6 and 7 hereof the term "Employer" shall mean the Employer and any of its subsidiaries and affiliates to the extent that such enterprises are, during the term of Executive's employment by the Employer, engaged in the same line of business as the Employer.

9. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Employer any proprietary information of a third party without such party's consent. Executive will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

10. Legal Expenses. The Employer shall pay or reimburse Executive on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses incurred by Executive) as a result of any claim, action or proceeding (i) arising out of

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the termination of his employment during the Employment Period, (ii) contesting, disputing or enforcing any right, benefits or obligations under this Agreement, or (iii) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision thereof. Such payments or reimbursements shall be made promptly, but in no event later than five business days following, receipt by the Employer of request by Executive for such payment or reimbursement, including an invoice detailing any such legal fees and expenses. Requests for payment or reimbursement hereunder may be delivered no more frequently than monthly. Notwithstanding the foregoing, the Executive shall reimburse the Employer for any fees or expenses previously paid or reimbursed by Employer in connection with a dispute if the relevant trier-of-fact determines that Executive's claim or position was frivolous and without reasonable foundation.

11. Taxes. All payments made by the Employer under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Employer under applicable law. Notwithstanding the immediately preceding sentence, in the event that it is determined that any payment or benefit provided by the Employer to or for the benefit of the Executive, either under any Section of this Agreement, any stock option, any SERP or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision ("Section 4999"), the Employer will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to the Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes (including any excise tax under Section 4999) and charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999 with respect to all payments and benefits provided by the Employer to or for the benefit of the Executive under any Section of this Agreement, any stock option, any SERP or otherwise. Determinations under this Section 11 will be made by the Employer's independent auditors unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Executive after consultation with the Employer (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon the Employer and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Employer. If the Internal Revenue Service asserts a claim that, if successful, would require the Employer to make a gross-up payment or an additional gross-up payment, the Employer and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Employer will make or advance such gross-up payments as are necessary to prevent the Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Employer. The Employer will bear all expenses of the controversy and will gross the Executive up for any additional taxes that may be imposed upon the Executive as a result of its payment of such expenses.

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12. Indemnification. To the maximum extent permitted under the laws of The
Commonwealth of Massachusetts, as from time to time in effect, the Employer hereby agrees to indemnify Executive and hold him harmless from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities arising from or related to the performance of this Agreement by Executive, other than for gross negligence, willful misconduct or willful violation of this Agreement.

13. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other subsequent breach by the other party.

14. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)    if to Employer, to it at:

            Applied Extrusion Technologies, Inc.
            3 Centennial Drive
            Peabody, Massachusetts 01960
            Attention: President

            with a copy to:

            Applied Extrusion Technologies, Inc.
            3 Centennial Drive
            Peabody, Massachusetts 01960
            Attention: General Counsel

            and to:

            Ropes & Gray
            One International Place
            Boston, Massachusetts  02110
            Attention: Winthrop G. Minot

     (ii)   if to the Executive, to him at:

            Applied Extrusion Technologies, Inc.
            15 Read's Way

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            New Castle, Delaware 19720

            with a copy to him at:

            Box 299
            Montchanin, Delaware 19710

16. Assignment. Neither the Employer nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Employer may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Employer shall hereafter effect a reorganization, consolidate with, or merge into any other person or transfer all or substantially all of its properties or assets to any other person. This Agreement shall inure to the benefit of and be binding upon the Employer and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Cooperation. As of the Effective Date and at all times thereafter, the Executive hereby agrees to cooperate in all reasonable respects (after taking into account any employment obligations the Executive may have during periods after the Termination Date) with the Employer and its subsidiaries, affiliates, directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Employer, either directly or indirectly, including any such action, proceeding, investigation or litigation in which the Executive is called to testify. In connection with the Executive's compliance with this Section 17, the Employer will provide the Executive with reasonable compensation and reimburse the Executive for any reasonable out-of-pocket expenses incurred by the Executive.

18. Miscellaneous. As of the Effective Date, the Prior Employment Agreement is hereby terminated with respect to the employment of the Executive by the Employer, and shall be of no further force or effect with respect to such employment; provided, however, that the Prior Employment Agreement shall continue to govern the terms of the Executive's employment by the Employer with respect to all periods ending on or prior to the Effective Date. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements, representations, understandings and negotiations, whether oral or written, with respect to the subject matter hereof. By signing this Agreement, the Executive hereby acknowledges and confirms that: (a) he has consulted with legal counsel of his choice regarding the terms of this Agreement; (b) he has read the Agreement carefully and completely and understands each of the terms hereof; and (c) he is entering into this Agreement of his own free will and has not been subject to any coercion or duress in this regard. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without regard to any choice or conflicts of laws rules or principles that would cause the application of the domestic substantive laws of any jurisdiction other than The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                      APPLIED EXTRUSION TECHNOLOGIES, INC.


                                      By:
                                         --------------------------------------
                                            Amin Khoury
                                            Chairman of the Board of Directorst


                                      ---------------------------------
                                      David N. Terhune

                                    EXHIBIT A

                         Definition of Change of Control

A Change of Control will occur for purposes of this Plan if (i) any individual, corporation, partnership, company or other entity (including a "group" of the type referred to in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Act"), (a "Person") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% of the combined voting power of the Company's then-outstanding securities (other than as a result of acquisitions of such securities from the Company),
(ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation l4A promulgated under the Act (or a similar item in a similar schedule or form), whether or not the company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger, consolidation, or other reorganization (other than a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization), a sale of all or substantially all assets, or a plan of liquidation, or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof; provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Act) shall be deemed to have been in office at the date hereof for purposes of this definition.

Notwithstanding the foregoing provisions of this Exhibit A, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirements under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees.